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                                                                      EXHIBIT 12

                               CIGNA CORPORATION
           COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND TO
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                             (DOLLARS IN MILLIONS)

                                                               YEAR ENDED DECEMBER 31,
                                                    ----------------------------------------------
                                                     1993      1992      1991      1990      1989
                                                    ------    ------    ------    ------    ------
Income from continuing operations before income
  tax.............................................  $  165    $  179    $  584    $  352    $  592
                                                    ------    ------    ------    ------    ------
Fixed charges included in operations:
  Interest expense................................     124       100       106       115        96
  Interest portion of rental expense..............     114       113       123       116        82
                                                    ------    ------    ------    ------    ------
       Total fixed charges included in
          operations..............................     238       213       229       231       178
                                                    ------    ------    ------    ------    ------
Income available for fixed charges................  $  403    $  392    $  813    $  583    $  770
                                                    ------    ------    ------    ------    ------
Combined fixed charges and preferred stock
  dividend requirements:
  Preferred stock dividends.......................      --    $   --    $   --    $   --    $   13
  Ratio of pre-tax income from continuing
     operations to income after tax...............      --        --        --        --     1.293
                                                    ------    ------    ------    ------    ------
  Preferred stock dividend requirement............      --        --        --        --        17
  Total fixed charges.............................     238       213       229       231       178
                                                    ------    ------    ------    ------    ------
       Total combined fixed charges and preferred
          stock dividend requirements.............  $  238    $  213    $  229    $  231    $  195
                                                    ------    ------    ------    ------    ------
                                                    ------    ------    ------    ------    ------
Ratio of earnings to fixed charges................     1.7       1.8       3.6       2.5       4.3
                                                    ------    ------    ------    ------    ------
                                                    ------    ------    ------    ------    ------
Ratio of earnings to combined fixed charges and
  preferred stock dividends.......................     1.7       1.8       3.6       2.5       3.9
                                                    ------    ------    ------    ------    ------
                                                    ------    ------    ------    ------    ------